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                                                                     EXHIBIT 3.1


                          CERTIFICATE OF INCORPORATION

                 GREAT AMERICAN MANAGEMENT AND INVESTMENT, INC.

         FIRST:       The name of the corporation (hereinafter called the
"corporation") is:

                 Great American Management and Investment, Inc.

         SECOND:      The address of its registered office in the State of
Delaware is 229 South State Street, in the City of Dover, 19901 County of Kent. The name of its registered agent at such address is the Prentice-Hall Corporation System, Inc., the business office of which is identical with the registered office of the corporation.

         THIRD:       The purpose of the corporation is to engage in any lawful
act or activity for which a corporation may be organized under the General Corporation Law of Delaware.

         FOURTH:      The total number of shares of capital stock which the
corporation is authorized to issue or to have outstanding at any time shall be 20,000,000 shares of which 20,000,000 shall be Common Stock of $.01 (one cent) par value.

         FIFTH:       The name and mailing address of each incorporator is as
follows:

                  NAME                    ADDRESS
                  ----                    -------
                  W. J. Reif              100 West Tenth Street
                                          Wilmington, Delaware 19801

                  M.A. Ferrucci           100 West Tenth Street
                                          Wilmington, Delaware 19801

                  F.J. Obara, Jr.         100 West Tenth Street
                                          Wilmington, Delaware 19801

         SIXTH:       The corporation is to have perpetual existence.

         SEVENTH:     Elections of directors need not be written by ballot
unless the bylaws of the corporation shall so provide.

         EIGHTH:      In furtherance and not in limitation of the powers
conferred by statute, the board of directors is expressly authorized to make, alter or repeal the bylaws of the corporation.

         NINTH:       Meetings of stockholders and directors may be held within
or without the State of Delaware, as the bylaws may provide. The books of the corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the bylaws of the corporation. Elections of directors need not be by written ballot unless the bylaws of the corporation shall so provide.

         TENTH:       The corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute or by this Certificate or Incorporation, and all rights conferred upon stockholders herein are granted subject to this reservation.

         ELEVENTH:    No holder of any of the shares of the stock of this
corporation shall have the preemptive right to subscribe to or acquire any of the shares of stock of this corporation or any securities of the corporation convertible into such stock.
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         TWELFTH:     At all elections of directors of the corporation each
holder of stock shall be entitled to as many votes as shall equal the number of votes which (except for such provision as to cumulative voting) he would be entitled to cast for the election of directors with respect to his shares of stock multiplied by the number of directors to be elected and that he may cast all such votes for a single director or may distribute them among the number to be voted for, or for any two or more of them as he may see fit.